UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2021

Blonder Tongue Laboratories, Inc.

(Exact Name of registrant as specified in its charter)

Delaware	1-14120	52-1611421
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Jake Brown Road, Old Bridge, New Jersey  08857

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (732) 679-4000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $.001	BDR	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, on October 25, 2019, Blonder Tongue Laboratories, Inc. (the “Company”), R. L. Drake Holdings, LLC, a wholly-owned subsidiary of the Company, Blonder Tongue Far East, LLC, a wholly-owned subsidiary of the Company and MidCap Business Credit LLC (“MidCap”) entered into a Loan and Security Agreement (All Assets) (the “Original Agreement”), which was subsequently amended by a Consent and Amendment to Loan Agreement and Loan Documents dated as of April 7, 2020 (the “First Amendment;” and together with the Original Agreement, the “Loan Agreement”).

On January 8, 2021, the parties entered into a Second Amendment to Loan Agreement (the "Second Amendment"), which amendment, revised the Loan Agreement to, among other things, modify the Loan Agreement's definition of “Minimum EBITDA Covenant Trigger Event.” The Second Amendment amends the definition, retroactive to and as of December 1, 2020, and also includes certain additional non-substantive changes.

The foregoing summary of the Second Amendment is not complete and is qualified in its entirety by reference to the full text of the Second Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. In addition, the Original Agreement is attached as an exhibit to our Current Report on Form 8-K filed on October 30, 2019 and the First Amendment is attached as an exhibit to our Current Report on Form 8-K filed on April 9, 2020. We encourage you to read the Original Agreement, the First Amendment and the Second Amendment in their entirety.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2021, the Compensation Committee and the Board of Directors the Company determined to adjust the compensation of certain of the Company's executive officers. The affected officers are (i) Edward R. Grauch, President and Chief Executive Officer, (ii) Eric Skolnik, Senior Vice President, Chief Financial Officer, (iii) Ronald V. Alterio, Senior Vice President-Engineering, Chief Technology Officer and (iv) Allen Horvath, Senior Vice President-Operations. The adjustments consist of (i) a 25% reduction in the gross salary of Mr. Grauch, which will apply beginning with the pay period that commenced December 27, 2020 and will continue thereafter through and including December 31, 2021, (ii) a 25% reduction in the gross salary of each of Messrs. Skolnik, Alterio and Horvath, which will apply beginning with the pay period that commenced December 27, 2020 and ended on January 9, 2021 and (iii) a 15% reduction in the gross salary of each of Messrs. Skolnik, Alterio and Horvath, which will apply beginning with the pay period that commenced January 10, 2021 and will continue thereafter through and including December 31, 2021.

The Company also has entered into Deferred Compensation Agreements with Messrs. Skolnik, Alterio and Horvath, which Deferred Compensation Agreements provide for the deferral of certain compensation otherwise payable by the Company to each of them. Under the terms of the Deferred Compensation Agreements, Messrs. Skolnik, Alterio and Horvath each agreed to the deferral of 10 percent of the cash compensation to be earned by him beginning with the second regular pay period of 2021 and extending through December 25, 2021. The Company previously announced that it had entered into a similar agreement with Mr. Grauch relating to a deferral of 25 percent of his cash compensation.

As of each date on which compensation that would otherwise have been paid is deferred pursuant to a Deferred Compensation Agreement, the Company will accrue a number of shares of its common stock calculated by dividing (i) the dollar amount of the deferred compensation for such date by (ii) the fair market value of one share of the Company’s common stock (the “Accrued Shares”). For purposes of calculating the number of Accrued Shares, “fair market value” will equal the official closing price on the NYSE American consolidated tape on the calculation date, or if that day in not a trading day on the trading day immediately preceding such day, as long as the Company’s common stock is listed on the NYSE American exchange. On or before March 15, 2022, the Company is obligated to deliver to each executive officer, or to his personal representative in the event of his earlier death, the number of Accrued Shares accumulated on its books and records pursuant to the relevant Deferred Compensation Agreement that are attributable to compensation suspended during 2021, subject to compliance with applicable tax withholding obligations.

These actions were taken as part of the Company's continuing efforts to enhance its working capital and reduce monthly expenses, to offset, in part, the continuing impact of the COVID-19 pandemic on the Company's revenues.

The foregoing summary of the Deferred Compensation Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Deferred Compensation Agreement, which is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed herewith:

Exhibit No.	Description

10.1	Second Amendment to Loan Agreement, dated as of January 8, 2021.
10.2	Form of Deferred Compensation Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLONDER TONGUE LABORATORIES, INC.

By:	/s/ Eric Skolnik
Eric Skolnik
Senior Vice President and Chief Financial Officer

Date: January 11, 2021

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